FOOTNOTE TO TABLE I, COLUMN 3, ROWS 1-5

1.  Effective June 3, 2014, for no consideration, Mr. Vlasic irrevocably and unqualifiedly disclaimed all fiduciary powers, including voting and investment power, with respect to certain trusts' current and future interests, direct or indirect, in VILLCo Energy, LLC ("VILLCo"), the Issuer common stock
("Common Stock") held by such trusts, and any other assets owned by VILLCo. Concurrently, VILLCo distributed in redemption 241,892 shares of Common Stock to the Michael A. Vlasic Revocable Trust,
185,644 shares of Common Stock to the Michael A. Vlasic 2009 Annuity Trust f/b/o Nina Marie Vlasic,
185,644 shares of Common Stock to the Michael A. Vlasic 2009 Annuity Trust f/b/o Robert Thomas Vlasic,
and 185,641 shares of Common Stock to the Michael A. Vlasic 2009 Annuity Trust f/b/o Thomas Joseph
Vlasic (collectively, the "Transaction"). As a result of the Transaction, Mr. Vlasic ceased to have any direct or indirect voting or investment power over, or any pecuniary interest in, any shares of
Common Stock held by VILLCo.  Mr. Vlasic disclaims beneficial ownership of the Common Stock held by the various trusts reported above in excess of his respective pecuniary interests therein.